Exhibit 99.1
CONTACT:
Bell Industries, Inc.
Kevin Thimjon, CFO
317-704-6000
PondelWilkinson Inc.
Roger S. Pondel/Angie H. Yang
310-279-5980
BELL INDUSTRIES CLOSES SPRINGFIELD CALL CENTER
Indianapolis, IN — July 17, 2007 — Bell Industries, Inc. (AMEX:BI) today announced that the company will be closing its Springfield, MO call center effective immediately after receiving notification that the facility’s sole customer, SunRocket, Inc., an Internet phone service provider, is ceasing most of its operations at this time and is no longer sending customer calls to the facility.
Bell eliminated 246 jobs effective at the end of the business day yesterday as a result of the closing of the Springfield call center. The Springfield call center was opened in July 2006 primarily to serve SunRocket and had not yet reached profitability.
“We regret the measures we were required to take with respect to the Springfield call center, which were precipitated by the unexpected actions of a customer,” said Clinton J. Coleman, a director at Bell who is currently serving as interim chief executive officer. “We are currently evaluating our alternatives for utilizing the Springfield call center.”
About Bell Industries, Inc.
     Bell Industries is comprised of three diversified operating units, Bell Technology Solutions business, SkyTel and its Recreational Products Group. The company’s Technology Solutions business offers a comprehensive portfolio of customizable and scalable technology solutions ranging from customer-relationship management (CRM) and managed technology services to reverse logistics and mobile/wireless solutions. SkyTel provides nationwide wireless data and messaging services, including email, interactive two-way messaging, wireless telemetry services and traditional text and numeric paging. Recreational Products Group is a wholesale distributor of after market parts and accessories for the recreational vehicles and other leisure-related vehicle market, including marine, snowmobile, cycle and ATV.
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